Exhibit 99.1

Media Contact:	Investor Contact:
Arthur House, 203-578-2391	Terry Mangan, 203-578-2318
ahouse@websterbank.com	tmangan@websterbank.com

WEBSTER ANNOUNCES PRELIMINARY FOURTH QUARTER 2007

EARNINGS INFORMATION AND CONFERENCE CALL DETAILS

ACTIONS INCLUDE A SPECIAL PROVISION TO INCREASE RESERVES

FOR DISCONTINUED INDIRECT LENDING CHANNELS

WATERBURY, Conn., January 8, 2008 — Webster Financial Corporation (NYSE: WBS) announced today preliminary information regarding fourth quarter 2007 earnings results and also announced plans for its fourth quarter earnings release and conference call. The preliminary information includes a special provision totaling $40.0 million (pre-tax) to increase the allowance for credit losses for the discontinued indirect residential construction and home equity loan portfolios. The company also announced other charges related to the discontinuation of its national wholesale mortgage business, the carrying value of Webster Insurance and other items totaling up to $22.4 million (pre tax), which are outlined below.

Webster previously announced that it had discontinued indirect residential construction lending and indirect home equity lending outside of its primary New England market area. In the aggregate, these two indirect loan portfolios totaled $424.0 million at December 31, 2007. With the addition of the $40.0 million special provision as of December 31, 2007, the allowance for loan losses for these portfolios totals $49.9 million at year end 2007. The $424.0 million in loans have been placed into a liquidating portfolio and will be managed by a designated credit team.

James C. Smith, chairman and chief executive officer, stated: “With today’s announcement we have identified, segregated and reserved against estimated losses inherent in these portfolios using default rates and loss rates that reflect our view that such rates will significantly worsen from current levels. Given our strategic decision to discontinue out of market, indirect mortgage and consumer lending activities, we decided to manage these portfolios as a liquidating, non-strategic asset. Also, by separating the liquidating portfolios from the ongoing loan portfolio we are able to underscore the soundness of the ongoing loan portfolio and the adequacy of the reserves.

“We look to the future with confidence in our strategy and our earnings potential as we vigorously pursue our vision to be New England’s bank. Our sharpened focus on core franchise activities, including direct to customer channels for mortgage and consumer lending products, will contribute to future growth and profitability,” Smith said.

Of the combined $424.0 million aforementioned portfolio, the discontinued indirect residential construction loan portfolio, which totaled $187.0 million at year end 2006, has declined to $83.3 million as of December 31, 2007. Out of the total special provision taken in the fourth quarter of 2007, $16.5 million is for this portfolio. This is in addition to the $10.0 million the company had allocated to this portfolio in the first quarter of 2007, of which $7.8 million remained at September 30, 2007. In the fourth quarter of 2007, Webster recorded additional net charge offs of $7.1 million. As a result, reserves of approximately $17.2 million remain against the current $83.3 million in portfolio. The increased reserves reflect higher losses that Webster now believes are inherent in the portfolio based on recent appraisals, housing price trends and localized market conditions, primarily for $20 million of loans in Florida. The company expects to apply the actual quarterly charge offs related to loans in the liquidating portfolio against the special reserve.

The discontinued indirect home equity portfolio totaled $340.7 million at December 31, 2007. All of these loans were originated by the national wholesale lending operation outside of Webster’s retail banking footprint of Connecticut, New York, Massachusetts and Rhode Island. Included in this liquidating portfolio at year end 2007 are $89.5 million of “higher risk loans” previously identified by the company that were stated income loans with combined loan to value of greater than 90%.

Of the total special provision taken in the fourth quarter of 2007, $23.5 million is for the discontinued indirect home equity portfolio. This is in addition to the special provision of $11.0 million taken in the third quarter of 2007 for the higher risk loans in this portfolio. These provisions take into account a higher level of estimated losses inherent in the portfolio and reflect adverse trends in property values and delinquencies. After recording net charge offs in this portfolio in the fourth quarter of 2007 of $1.8 million, Webster will have total special reserves of $32.7 million against the total of $340.7 million of loans in this liquidating portfolio as of year end 2007. Losses in this liquidating portfolio are projected to occur over the course of 2008 and 2009 and are expected to diminish thereafter as the loans are resolved or repaid. Webster expects to apply the actual quarterly charge offs in the liquidating portfolio against the special reserve, and in keeping with the company’s practice, will continue to provide separately for charge offs in its continuing home equity lending business.

Webster recorded fourth quarter 2007 net charge offs (exclusive of the charges taken in the aforementioned two liquidating portfolios) of $2.6 million and recorded additional provision expense in the fourth quarter of $5.25 million for its ongoing portfolios so that the company maintains adequate reserves to total loans given current loan mix and risk levels.

As of year end 2007, Webster has discontinued all national wholesale mortgage banking activities and, as a result, is closing its wholesale lending offices in Seattle, Washington; Phoenix, Arizona; Cheshire, Connecticut; and Chicago, Illinois. As a result, the company recorded severance and other costs of $3.5 million (pre tax) in the fourth quarter of 2007, primarily for lease terminations and outplacement. Webster’s remaining mortgage operations in Cheshire, CT will now focus solely on direct to consumer retail originations. Additionally, the company’s home equity lending will be solely direct to consumer originations as Webster strives to build more multi-product relationships with customers in its core franchise.

As previously announced, Webster has been exploring strategic alternatives for its insurance operations. The company contemplates that any potential sale would be structured such that the consideration would comprise an upfront payment amounting to less than book value and additional potential consideration over a multi-year earn-out period. Given this potential structure, Webster has determined that it may be necessary to write down the carrying value of its investment by up to $14.0 million in the fourth quarter.

Webster will also record an estimated $3.5 million pre-tax write down in value in the fourth quarter of 2007 in a direct investment based on management’s assessment that the decline in market value of the underlying securities will not be recovered in the near term and on uncertainty of intent to continue to hold this investment in the future. Other charges in the fourth quarter of 2007 include $1.4 million in pre-tax, non-recurring charges related to a retail office lease termination and a technology service contract settlement.

Webster also announced it will undertake an earnings optimization program starting in mid-January 2008. Working with a nationally recognized firm, the intent of this employee-led revenue enhancement and expense elimination program is to assist the company in achieving positive operating leverage and improved operating efficiency, with a target goal of achieving a 60 percent efficiency ratio by year end 2008. Further details of this program will be forthcoming in the company’s fourth quarter earnings call scheduled for January 24, 2008.

Over the past 15 months, Webster has completed the repositioning of its balance sheet to a full commercial bank profile. During this same time period, the company also completed comprehensive strategic and organizational reviews resulting in a narrowed focus on core business activities in pursuit of its vision to be New England’s bank. Webster’s ongoing business focus is on direct to consumer and commercial relationship activities with particular emphasis on in-market and contiguous franchise growth. The company is committed to pursuing organic revenue growth opportunities while maintaining expense discipline.

Other preliminary fourth quarter 2007 earnings information:

Webster previously disclosed that stock buyback activity in the fourth quarter coupled with recent Fed Funds rate reductions and higher levels of nonaccruals would reduce the net interest margin from the 3.38 percent reported for the third quarter of 2007. As a result, the company expects the net interest margin to decline by 12 basis points to 3.26 percent for the fourth quarter of 2007. While Webster is essentially neutral to interest rate shifts over a twelve-month period, recent reductions in the Fed Funds rate have resulted in faster downward re-pricing of loans versus deposits in the near term. Also, given the impact of the reserving decisions on fourth quarter earnings, Webster does not anticipate resuming stock buybacks in the near term. Webster repurchased 1.3 million shares in the fourth quarter of 2007.

Details of Webster’s fourth quarter 2007 earnings conference call:

Webster’s earnings release for the fourth quarter of 2007 will be on Thursday, January 24, 2008 before the market opens. A conference call, which will be in listen-only mode, to discuss the earnings release will take place at 9:00 a.m. (Eastern Standard Time) on the same day. Details for the conference call are as follows:

Dial-in Number:	877-407-8289 or 201-689-8341 for international callers.

Webcast:	Via Webster’s website at www.wbst.com.

Web Replay:	Will be available shortly after the call’s completion at www.wbst.com.

Telephone Replay:	Will be available for one week, beginning at 11:00 a.m. (EST) on Thursday, January 24, 2008.

Replay Number:	877-660-6853 or 201-612-7415 for international calls. The replay account number is 295, and the replay conference number is 268049.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about Webster Financial Corporation’s (“Webster” or “WBS”) future financial condition, operating results, cost savings and accretion to reported earnings that may be realized from mergers and acquisitions, management’s expectations regarding future growth opportunities and business strategy and other statements contained in this presentation that are not historical facts, as well as other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Webster’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) increases in competitive pressures among financial institutions and businesses offering similar products and services; (4) higher defaults on our loan portfolio than we expect; (5) changes in management’s estimate of the adequacy of the allowance for loan losses; (6) the risks associated with continued diversification of assets and adverse changes to credit quality; (7) difficulties associated with achieving expected future financial results; (8) legislative or regulatory changes or changes in accounting principles, policies or guidelines; (9) management’s estimates and projections of interest rates and interest rate policy; and (10) cost savings and accretion to earnings from mergers and acquisitions may not be fully realized or may take longer to realize than expected. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Webster’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC’s Internet site (http://www.sec.gov). Webster cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Except as required by law, Webster does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 179 banking offices, 339 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.